Exhibit A to Transfer Agent Agreement

Current Mutual Shareholder Services billing system:

Accounting Fees

If average value of fund is between the following		Yearly Fee	Monthly Fee
-	25,000,000	21,000	1,750
25,000,000	50,000,000	30,500	2,542
50,000,000	75,000,000	36,250	3,021
75,000,000	100,000,000	42,000	3,500
100,000,000	125,000,000	47,750	3,979
125,000,000	150,000,000	53,500	4,458
150,000,000	-	59,250	4,938

Shareholder Servicing Fees

11.50 annual fee per shareholder with a min of $775.00 charge per month

Blue Sky Servicing Fees

100.00 per state per filing

Calculated monthly charges for a first small Fund

		Value	Approx. Monthly Fee
Approximate Fund Size:		5,500,000	1,750
No of Shareholders:		1,905	750
Blue Sky States		_	_
			2,250
	Less 0% discount*		-0-
	Discounted Fee		2,250

	Annual Fee		30,300

*Discount calculated as follows:

Discount		Net assets of Fund
50%	-	6,000,000
40%	6,000,000	7,000,000
30%	7,000,000	8,000,000
20%	8,000,000	9,000,000
10%	9,000,000	10,000,000
0%	10,000,000	11,000,000
	11,000,000	-